As filed with the Securities and Exchange Commission on October 18, 2012

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Hyperion Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	61-1512713
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

601 Gateway Boulevard, Suite 200

South San Francisco, California 94080

(650) 745-7802

(Address of principal executive offices)

2006 Equity Incentive Plan

2012 Omnibus Incentive Plan

(Full title of the Plan)

Donald J. Santel

Chief Executive Officer

Hyperion Therapeutics, Inc.

601 Gateway Boulevard, Suite 200

South San Francisco, California 94080

(650) 745-7802

(Name, address and telephone number of Agent for Service)

Copies to:

Laura A. Berezin

Jon Layman

Hogan Lovells US LLP

525 University Avenue

Palo Alto, California 94301

(650) 463-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (#)(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
2006 Equity Incentive Plan (options) (Common stock, $0.0001 par value per share)	1,715,749(2)	$3.66(5)	$6,274,917(5)	$855.90
2012 Omnibus Incentive Plan (Common stock, $0.0001 par value per share)	1,037,408(3)	$10.68(6)	$11,079,517(6)	$1,511.25
2012 Omnibus Incentive Plan (options) (Common stock, $0.0001 par value per share)	137,732(4)	$10.33(5)	$1,422,572(5)	$194.04
TOTAL	2,890,889	—	$18,777,006	$2,561.19

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of Hyperion Therapeutics, Inc.’s outstanding shares of common stock.
(2)	Represents shares of common stock reserved for issuance upon the exercise of outstanding options granted under the Hyperion Therapeutics, Inc. 2006 Equity Incentive Plan (the “2006 EIP”). The 2006 EIP has been terminated and no further option grants will be made under the 2006 EIP and any shares remaining available for future grant, plus any shares underlying outstanding options that terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares, have been allocated to the Hyperion Therapeutics, Inc. 2012 Omnibus Incentive Plan (the “2012 Plan”).
(3)	Represents shares of the Registrant’s common stock reserved for future grant under the 2012 Plan. To the extent outstanding awards under the 2006 EIP terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares, the shares of common stock subject to such awards instead will be available for future issuance the 2012 Plan. The 2012 Plan also provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2012 Plan on January 1, from 2013 until the expiration of the 2012 Plan. The number of shares added each year will be equal to the least of: (a) 4% of the aggregate number of shares of the Registrant’s common stock outstanding on December 31 of the preceding calendar year; or (b) a number of shares of the Registrant’s common stock that may be determined each year by the Registrant’s board of directors that is less than (a).
(4)	Represents shares of common stock reserved for issuance upon the exercise of outstanding options granted under the 2012 Plan.
(5)	Estimated pursuant to Rule 457(h) solely for the purpose of calculating the registration fee. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price are calculated using a weighted average exercise price for such shares.
(6)	Estimated pursuant to Rule 457(c) and Rule 457(h) solely for the purpose of calculating the registration fee. The proposed maximum aggregate offering price and proposed maximum aggregate offering price are based upon the average of the high and low sale prices of the Hyperion Therapeutics, Inc. common stock as reported on The NASDAQ Global Market on October 12, 2012.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Hyperion Therapeutics, Inc. (the “Registrant”) hereby incorporates by reference into this registration statement the following documents filed by it with the SEC:

(a)	the Registrant’s prospectus filed on July 27, 2012 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1, as amended (File No. 333-180694), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed; and

(b)	the Registrant’s quarterly report for the quarter ended June 30, 2012, on Form 10-Q (File No. 001-35614) filed with the Commission on September 7, 2012; and

(c)	the description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 333-180694) filed with the Commission on July 25, 2012, under Section 12(b) of the Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the

Securities Act. The Registrant’s amended and restated certificate of incorporation provides for indemnification of the Registrant’s directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and the Registrant’s amended and restated bylaws provide for indemnification of the Registrant’s directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

The Registrant has entered into indemnification agreements with the Registrant’s directors and officers, whereby the Registrant has agreed to indemnify the Registrant’s directors and officers to the fullest extent permitted by law, including advancement of expenses incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Registrant, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of the Registrant. At present, there is no pending litigation or proceeding involving a director or officer of the Registrant regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

The Registrant maintains insurance policies that indemnify the Registrant’s directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his capacity as such.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits to this registration statement are listed on the Exhibit Index attached hereto and incorporated by reference herein.

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of South San Francisco, State of California on October 18, 2012.

Hyperion Therapeutics, Inc.

By:	/s/ Donald J. Santel
Donald J. Santel
Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Donald J. Santel and Jeffrey S. Farrow, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Donald J. Santel
Donald J. Santel	Chief Executive Officer, President and Director (Principal Executive Officer)	October 18, 2012

/s/ Jeffrey S. Farrow
Jeffrey S. Farrow	Chief Financial Officer (Principal Financial and Accounting Officer)	October 18, 2012

/s/ James I. Healy
James I. Healy	Chairman of the Board	October 18, 2012

/s/ Gaurav Aggarwal
Gaurav Aggarwal	Director	October 18, 2012

/s/ David E. Gryska
David E. Gryska	Director	October 18, 2012

/s/ Bo Jesper Hansen
Bo Jesper Hansen	Director	October 18, 2012

/s/ Robert Hopfner
Robert Hopfner	Director	October 18, 2012

/s/ Jake R. Nunn
Jake R. Nunn	Director	October 18, 2012

/s/ Bijan Salehizadeh
Bijan Salehizadeh	Director	October 18, 2012

/s/ Daniel G. Welch
Daniel G. Welch	Director	October 18, 2012

/s/ Lota S. Zoth
Lota S. Zoth	Director	October 18, 2012

EXHIBIT INDEX

Exhibit No.	Exhibit

4.1	Amended and Restated Certificate of Incorporation (previously filed as Exhibit 3.2 of the Registrant’s Amendment No. 1 to the Registration Statement on Form S-1 filed on May 24, 2012, and incorporated herein by reference).

4.2	Amended and Restated bylaws (previously filed as Exhibit 3.4 of the Registrant’s Amendment No. 1 to the Registration Statement on Form S-1 filed on May 24, 2012, and incorporated herein by reference).

4.3	Specimen common stock certificate (previously filed as Exhibit 4.1 to the Registrant’s Amendment No. 3 to the Registration Statement on Form S-1 filed on July 5, 2012, and incorporated herein by reference).

4.4	2006 Equity Incentive Plan, as amended (previously filed as Exhibit 10.12 to the Registrant’s Registration Statement on Form S-1 filed on April 13, 2012, and incorporated herein by reference).

4.5	2006 Equity Incentive Plan Amendment, dated April 15, 2011 (previously filed as Exhibit 10.13 to the Registrant’s Registration Statement on Form S-1 filed on April 13, 2012, and incorporated herein by reference).

4.6	Form of Option Agreement under the 2006 Equity Incentive Plan (previously filed as Exhibit 10.14 to the Registrant’s Registration Statement on Form S-1 filed on April 13, 2012, and incorporated herein by reference).

4.7	2012 Omnibus Incentive Plan (previously filed as Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q filed on September 9, 2012, and incorporated herein by reference).

4.8	Form of Incentive Stock Option Agreement under the 2012 Omnibus Incentive Plan (previously filed as Exhibit 10.16 to the Registrant’s Amendment No. 1 to the Registration Statement on Form S-1 filed on May 24, 2012, and incorporated herein by reference).

4.9	Form of Nonstatutory Option Agreement under the 2012 Omnibus Incentive Plan (previously filed as Exhibit 10.17 to the Registrant’s Amendment No. 1 to the Registration Statement on Form S-1 filed on May 24, 2012, and incorporated herein by reference).

5.1	Opinion of Hogan Lovells US LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page to this registration statement).